Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: The Blackstone Group® www.blackstone.com Glimcher Realty Trust www.glimcher.com

The Blackstone Group®	GLIMCHER
Public Affairs	Lisa A. Indest, VP, Fin and Acct
(212) 583-5263	(614) 887-5844
publicaffairsny@blackstone.com	lindest@glimcher.com

Thursday, November 5, 2009

THE BLACKSTONE GROUP AND GLIMCHER TO FORM JOINT VENTURE

Joint Venture to Acquire Lloyd Center and WestShore Plaza

COLUMBUS, Ohio, November 5 /PRNewswire-FirstCall/ -- The Blackstone Group® and Glimcher Realty Trust (NYSE: GRT), today announced a partnership for the acquisition and management of two regional malls.

The assets for the joint venture will consist of two existing Glimcher mall properties: Lloyd Center in Portland, Oregon and WestShore Plaza in Tampa, Florida.  The gross value for the combined transaction is approximately $320 million which would include assumption of the approximately $218 million in mortgage loans currently in place on the properties.  The transaction is expected to generate net proceeds of approximately $60 million to Glimcher after considering debt assumption and typical closing costs.  These proceeds will be used to reduce amounts outstanding under Glimcher’s credit facility.

The joint venture will acquire the entities that own these two properties.  An affiliate of Blackstone will acquire 60% of the joint venture and Glimcher will retain the remaining 40% interest.  The transaction requires a $6.3 million security deposit, which is non-refundable provided the consent of existing first mortgage lenders is obtained and customary tenant estoppels are received.  The transaction is anticipated to close in December of 2009.  In connection with the transaction, Glimcher Properties Limited Partnership (“GPLP”) has made customary representations and warranties.  GPLP will continue to manage the operation of these two properties.

 “We look forward to jointly evaluating additional mall acquisitions in the future.  We are excited about forming this new relationship with Blackstone, a highly-respected and strategic investor, which furthers our goal of raising capital through the partial sales of our Lloyd Center and WestShore properties.  This relationship will help Glimcher in the near-tem while also positioning us to benefit from the economic recovery when it occurs,” stated Michael P. Glimcher, Chairman of the Board and CEO of Glimcher.

“We are pleased to find in Glimcher an experienced and proven team to partner with,” stated Jonathan D. Gray, Senior Managing Director of Blackstone.  “We believe there should be regional malls available at attractive pricing during this cycle,” added Mr. Gray.

About Glimcher:
Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

About The Blackstone Group®:
Blackstone is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service.

Forward Looking Statements:
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, impact of competition, impact of future acquisitions and divestitures, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, material changes in Glimcher’s dividend rates on its securities or the ability to pay the divided on the common shares or other securities,  failure of Glimcher to qualify as real estate investment trust, the impact of changes in tax legislation and, generally our tax position,  termination of existing JV arrangements, conflicts of interest with existing JV partners, the failure to sell mall and community centers and the failure to sell or dispose of such properties when anticipated (including the failure to complete the transactions pertaining to the Lloyd Center and WestShore Plaza properties as described herein), Glimcher’s failure to comply or remain compliant with the covenants in its debt instruments, including, but not limited to, the covenants under the credit facility, failure to complete proposed amendments to the corporate credit facility, bankruptcies of and other failures to perform by lending institutions within the construction loans and corporate credit facility, the failure to achieve estimated sales prices and proceeds from the sale of malls, the failure to achieve earnings/funds from operations targets or estimates, increases in impairment charges, additional impairment charges, as well as other risks listed from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Glimcher.